UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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PMFG, INC.

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
CORPORATE GOVERNANCE
BOARD MEETINGS, COMMITTEES AND COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

PMFG, INC.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 19, 2008

The 2008 Annual Meeting of Stockholders of PMFG, Inc. (the “Company”) will be held on November 19, 2008, beginning at 10:00 a.m., local time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

•	to elect two directors to serve until the 2011 Annual Meeting of Stockholders; and

•	to transact such other business as may properly come before the Annual Meeting.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed Proxy Statement. If you were a stockholder at the close of business on October 3, 2008, you are entitled to notice of, and to vote at, the Annual Meeting. Also enclosed is the Company’s Annual Report for fiscal 2008.

You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our stockholders at the meeting and respectfully request that you complete, sign, date, and promptly return the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. We look forward to hearing from you.

By Order of the Board of Directors,

Henry G. Schopfer
Secretary

Dallas, Texas
October 6, 2008

YOUR VOTE IS IMPORTANT
Please vote early, even if you plan to attend the Annual Meeting

PMFG, INC.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254

PROXY STATEMENT

We are furnishing you with this proxy statement on behalf of our Board of Directors to solicit proxies for the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. This proxy statement includes information about the matters that will be discussed and voted on at the Annual Meeting and provides you with updated information about the Company. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about October 10, 2008.

On August 15, 2008, we completed a holding company reorganization. In the reorganization, Peerless Mfg. Co., a Texas corporation, became a wholly owned subsidiary of PMFG, Inc., a newly formed Delaware corporation. Shareholders of Peerless received two shares of common stock of PMFG for each outstanding share of common stock of Peerless held prior to the reorganization. As a result, the reorganization also had the effect of a two-for-one stock split. All share and per share amounts in this proxy statement have been retroactively adjusted to give effect to the reorganization, including the two-for-one exchange of PMFG common stock for Peerless common stock.

Record holders of the Company’s common stock as of the close of business on October 3, 2008 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of October 3, 2008, there were 13,080,134 shares of our common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you previously have given your proxy. You can vote by proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope. If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of each of the two director nominees to serve until the Company’s 2011 Annual Meeting of Stockholders; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in a brokerage account and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of our common stock entitled to vote at the Annual Meeting must be present at the Annual Meeting, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. The directors will be elected by a plurality of the votes cast by holders of the Company’s common stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for that director nominee.

We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing proxy materials, and the cost of reimbursing brokers for forwarding proxy materials to beneficial owners of our common stock. Our officers and employees may also solicit proxies by telephone or otherwise, but will not receive additional compensation for these activities. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of our common stock. We may also reimburse them for their reasonable out-of-pocket expenses in connection with these services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our 2011 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to stockholders. The nominees for election are Robert McCashin and Howard G. Westerman, Jr.

Mr. McCashin was appointed to the Board in November 2006 to fill a vacancy created by the departure of a director. Mr. McCashin will stand for election by the stockholders at the Annual Meeting. Mr. Westerman was appointed to the Board in May 2006 to fill a vacancy created by an increase in the number of directors. In November 2006, he was elected as director at the 2006 Annual Meeting of Stockholders to serve the remainder of his current term. Mr. Westerman will stand for re-election at the Annual Meeting. Mr. McCashin and Mr. Westerman were recommended to the Nominating and Corporate Governance Committee by R. Clayton Mulford, a non-employee director and the Chair of the Nominating and Corporate Governance Committee, and Sherrill Stone, a non-employee director and the Chairman of the Board.

The Board recommends a vote “FOR” election of each of the nominees.

Nominees to be elected for terms expiring at the 2011 Annual Meeting of Stockholders

Robert McCashin, age 61, has been a director since November 2006. He served as Chairman of Identix, Inc. from 2000 until his retirement in 2004 and as its Chief Executive Officer from 2000 to 2002. Identix designs, develops, manufactures and markets multi-biometric security products. Mr. McCashin was employed by Electronic Data Systems Corporation from 1971 to 1999 where he last served as a Corporate Vice President. He currently serves on the board of directors of Argon ST, Inc.

Howard G. Westerman, Jr., age 55, has been a director since May 2006. He has served as Chairman and Chief Executive Officer of J-W Operating Company, an energy development and services company, since 1999. Mr. Westerman has been employed by J-W Operating Company since 1978. He currently serves on the board of directors of Applied Nanotech Holdings, Inc.

Current Directors Whose Terms Expire at the 2009 Annual Meeting of Stockholders

Sherrill Stone, age 72, has served as our Chairman of the Board since 1993 and as a director since 1986. He served as our Chief Executive Officer from 1993 to June 2006 and as our President from 1986 through 2002 and from 2003 to June 2006.

Peter J. Burlage, age 44, joined the Company in 1992 and has served as a director since June 2006. He has served as our President and Chief Executive Officer since June 2006. Mr. Burlage served as our Executive Vice President and Chief Operating Officer from October 2005 to June 2006 and as Vice President of our environmental systems business from January 2001 to October 2005. He also served as Vice President of Engineering from 2000 to 2001 and SCR Division Manager from 1997 to 2000.

Current Directors Whose Terms Expire at the 2010 Annual Meeting of Stockholders

Kenneth R. Hanks, age 54, has been a director since May 2006. He has served as Chief Financial Officer and Treasurer of SWS Group, Inc., a financial services company, since 2002 and has served as Executive Vice President of SWS Group since 1996. Mr. Hanks previously served as Chief Operating Officer of SWS Group from 1998 to 2002. He also served as Chief Financial Officer of Southwest Securities, Inc., SWS Group’s primary operating subsidiary, from 1996 to 1998 and has been a director of Southwest Securities, Inc. since June 1997. Mr. Hanks also serves as an arbitrator with the Financial Industry Regulatory Authority (FINRA, formerly known as the NASD) and formerly served as a member of the NASD’s District 6 Business Conduct Committee.

R. Clayton Mulford, age 52, has been a director since January 2002. Since March 2007, he has served as the Chief Operating Officer of the National Math and Science Initiative, Inc., a non-profit educational foundation. An attorney, Mr. Mulford was a partner in the Dallas office of Jones Day from January 2004 until February 2007. Before he joined Jones Day, Mr. Mulford was a partner and member of the Executive Committee of Hughes & Luce, LLP. He previously served as lead corporate legal counsel to us for a number of years.

CORPORATE GOVERNANCE

General

The Company has established corporate governance practices designed to serve the best interests of the Company and its stockholders. In this regard, the Company has, among other things, adopted:

•	a corporate code of conduct applicable to all of the Company’s directors, officers and employees;

•	a policy for the treatment of complaints regarding accounting matters, internal accounting controls or auditing matters;

•	a policy regarding stockholder communications with the Board of Directors, Board committees and individual directors;

•	a policy regarding director nominations;

•	a policy regarding director candidate recommendations by stockholders; and

•	written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The Company’s corporate code of conduct, various policies and committee charters are available on the “Corporate Governance” page of the “Investor Relations” section of the Company’s website at www.peerlessmfg.com. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendments to, or waivers of, any provisions of its corporate code of conduct on the “Corporate Governance” page of the “Investor Relations” section of its website.

The Company will continue to review and modify its policies and procedures to ensure compliance with developing standards in the corporate governance area.

Director Independence

As part of the Company’s corporate governance practices, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to be independent. The Board of Directors has determined that each of Mr. Hanks, Mr. McCashin, Mr. Mulford and Mr. Westerman is independent of the Company and its management within the meaning of the NASDAQ listing requirements.

Board Composition and Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors periodically assesses the appropriate size and composition of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will review and assess potential candidates. The Nominating and Corporate Governance Committee uses various methods for identifying candidates for director. Candidates may be recommended by Board members, management, stockholders or professional search firms. Generally, director candidates should:

•	have exemplary character and integrity and be willing to work constructively with others;

•	have sufficient time to devote to Board meetings and consultation on Board matters;

•	be free of conflicts of interest that violate applicable law or interfere with director performance;

•	have the capacity and desire to represent the interests of our stockholders as a whole;

•	have the ability to contribute to the mix of skills, core competencies and qualifications of the Board of Directors through expertise in one or more of the following areas: accounting and finance, mergers and acquisitions, marketing, management, law, academia, strategic planning, technology, investor relations, executive leadership development and executive compensation;

•	be accomplished in their respective fields with superior credentials and recognition;

•	have prior experience in service as a senior officer, director or trusted advisor to senior management of a publicly held company or a company similarly situated to the Company; and

•	have knowledge of the critical aspects of the Company’s business and operations.

The director qualifications described above are general in nature and are intended to provide a flexible guideline for the effective functioning of the Company’s director nomination process. These qualifications may be modified or amended from time to time by the Board of Directors as it deems appropriate.

Director Candidate Recommendations by Stockholders

In addition to recommendations from Board members, management or professional search firms, the Nominating and Corporate Governance Committee will consider director candidates submitted for consideration by stockholders. The Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee. Stockholders must submit their director recommendations to the Nominating and Corporate Governance Committee in care of the Company’s Chairman of the Board in writing not less than 120 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials to stockholders for the prior year’s annual meeting of stockholders. Stockholder nominations must be delivered to: PMFG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Director Candidate Submission.

Director candidate nominations submitted by stockholders must include the following information:

•	the name and address of the recommending stockholder;

•	the number of shares of Company common stock beneficially owned by the recommending stockholder and the dates the shares were purchased;

•	the name, age, business address and residence of the candidate;

•	the principal occupation or employment of the candidate for the past five years;

•	a description of the candidate’s qualifications to serve as a director, including financial expertise and why the candidate does or does not qualify as “independent” under NASDAQ listing requirements;

•	the number of shares of Company common stock beneficially owned by the candidate; and

•	a description of any arrangements or understandings between the recommending stockholder and the candidate or any other person pursuant to which the recommending stockholder is making the recommendation.

In addition, the recommending stockholder and the candidate must submit a signed statement agreeing and acknowledging that:

•	the candidate consents to being a director candidate and, if nominated and elected, will serve as a director representing the Company and its stockholders in accordance with the Company’s Certificate of Incorporation, Bylaws and corporate governance codes and policies and other applicable laws;

•	the candidate, if elected, will comply with the Company’s policies and procedures and all rules and regulations applicable to the Board of Directors or individual directors; and

•	the recommending stockholder and the candidate will promptly provide any additional information requested by the Nominating and Corporate Governance Committee and/or the Board of Directors to assist in the evaluation of the candidate including a completed and signed questionnaire for directors and officers on the Company’s standard form and agree to be interviewed by members of the Nominating and Corporate Governance Committee.

Communications with the Board

Stockholders may communicate with the Board of Directors, any committee of the Board, the independent or non-employee directors, each as a group, or with any individual director by submitting communications in writing to the Company’s Chairman of the Board. All communications must identify the author and state that the author is a stockholder of the Company. Stockholder communications should be mailed to the following address in an envelope that clearly indicates the intended recipients: PFMG, Inc., 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, Attn: Chairman of the Board, Stockholder Communication.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

Board Meetings

Our business is managed under the direction of our Board of Directors. Our Board of Directors meets during the year to review significant developments and to act on matters requiring Board approval. Our Board of Directors met 13 times during fiscal 2008. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served. We have not adopted a formal policy on director attendance at Board or stockholder meetings because the Board of Directors believes that high standards of director attendance, preparedness and active participation have been encouraged and adhered to by the current Board of Directors. The Board of Directors will continue to monitor director attendance and will formally adopt a policy if it deems appropriate. All of our directors then serving as directors attended the 2007 Annual Meeting of Stockholders.

Board Committees

Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Committee members are appointed annually by the Board of Directors and serve until their successors are appointed and qualified or until their earlier resignation or removal.

Audit Committee.  The Audit Committee presently consists of Mr. Hanks (Chair), Mr. McCashin and Mr. Westerman. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The responsibilities and duties of the Audit Committee include:

•	appointing, terminating, compensating and overseeing the work of the Company’s independent registered public accounting firm;

•	pre-approving all audit, review and permitted non-audit services provided by the Company’s independent registered public accounting firm;

•	evaluating the independence of the Company’s independent registered public accounting firm;

•	reviewing external and internal audit reports and management’s responses thereto;

•	overseeing the integrity of the audit process, financial reporting process, system of internal accounting controls and financial statements of the Company;

•	reviewing annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the Securities and Exchange Commission (the “SEC”);

•	reviewing and discussing with management the Company’s earnings releases;

•	providing the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company;

•	overseeing the receipt, investigation, resolution, and retention of all complaints submitted under the Company’s “whistleblower” policy;

•	preparing the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Audit Committee met seven times in fiscal 2008. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as defined in the NASDAQ listing standards. The Board of Directors has also determined that Kenneth R. Hanks meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC. In addition, the Board of Directors has determined that all of the members of the Audit Committee satisfy the SEC requirements relating to independence of audit committee members.

Compensation Committee.  The Compensation Committee presently consists of Mr. Mulford (Chair), Mr. Hanks, Mr. McCashin and Mr. Westerman. The Compensation Committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating our executive officers and Board members. The responsibilities and duties of the Compensation Committee include:

•	determining the compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our outside directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee met five times in fiscal 2008. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the NASDAQ listing requirements.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee presently consists of Mr. Mulford (Chair), Mr. Hanks, Mr. McCashin and Mr. Westerman. The responsibilities and duties of the Nominating and Corporate Governance Committee include:

•	assisting the Board of Directors in developing qualifications for Board membership;

•	identifying qualified candidates for Board membership;

•	assessing the size and composition of the Board of Directors and its committees and identifying qualities, skills and areas of expertise that will help strengthen and balance the Board of Directors;

•	assisting the Board of Directors in establishing policies and procedures for submission of director candidates by stockholders;

•	assisting the Board of Directors in determining membership on Board committees;

•	assisting the Board of Directors with performance evaluations of the Board of Directors and its committees and, upon request of the Board, our executive officers; and

•	assisting the Board of Directors in developing corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	assisting the Board of Directors in succession planning, including evaluating potential successors to the Company’s Chief Executive Officer; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

The Nominating and Corporate Governance Committee met four times in fiscal 2008. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the NASDAQ listing requirements.

Director Compensation

During fiscal 2007, the Compensation Committee engaged Strategic Apex Group, an independent compensation consulting firm, to assist the Compensation Committee and the Board of Directors in evaluating the compensation received by our non-employee directors for service as members of the Board and its committees. Based on that review, and in recognition of the additional responsibilities and time commitment required of the directors of public companies resulting from the corporate governance reforms required by the Sarbanes Oxley Act of 2002 and related SEC rules and regulations, in July 2007 the Board of Directors approved changes to non-employee director compensation effective for fiscal 2008. Each element of non-employee director compensation is described below.

Cash Compensation.  Non-employee directors receive an annual cash retainer of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Committee chairs receive an additional annual cash retainer of $5,000.

Stock-Based Compensation.  Non-employee directors receive an annual award of 4,000 shares of common stock (8,000 shares for Mr. Stone, the Chairman of the Board). The shares of common stock vest on the date of grant.

In November 2007, our non-employee directors were granted 4,000 shares of common stock (8,000 shares for Mr. Stone) for Board service during fiscal 2008. This grant was approved by our Board of Directors in July 2007 pursuant to the terms of the Company’s 2007 Stock Incentive Plan. These awards were made subject to approval of the 2007 Stock Incentive Plan at our annual meeting of stockholders held in November 2007. The Stock 2007 Incentive Plan was approved by our stockholders at the annual meeting. In future years, the Board of Directors expects to grant annual equity awards in July of each fiscal year.

Director Compensation Table.  The following table sets forth certain information regarding the compensation earned by our non-employee directors during fiscal 2008.

	Director Compensation
	Fees Earned or	Stock
Name(1)	Paid in Cash(2)	Awards(3)	Total

Sherrill Stone	$93,500	$144,040	$237,540
Kenneth R. Hanks	73,500	72,020	145,520
Robert McCashin	68,500	72,020	140,520
R. Clayton Mulford	78,500	72,020	150,520
Howard G. Westerman	68,500	72,020	140,520

(1)	Peter J. Burlage, the Company’s President and Chief Executive Officer, is not included in this table because he was an employee of the Company during fiscal 2008 and, therefore, did not receive compensation for his service as a director. See “Executive Compensation — Summary Compensation Table” below for a discussion of the compensation earned by Mr. Burlage as an employee of the Company.

(2)	Represents the annual cash retainer for non-employee directors of $25,000 ($50,000 for Mr. Stone, the Chairman of the Board), plus $1,500 for each Board meeting and Board committee meeting attended. Non-employee committee chairmen receive an additional annual cash retainer of $5,000.

(3)	Represents the expense recognized for financial statement reporting purposes for fiscal 2008, in accordance with Financial Accounting Standards Board Statement No. 123R (Share-Based Payment), with respect to shares of common stock awarded to each of our non-employee directors. See Note M to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008, for information regarding the assumptions made in determining these values.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation program for our executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of four independent directors. The following discussion and analysis are focused primarily on the compensation of our executive officers during fiscal 2008, with additional detail provided for our chief executive officer and our other named executive officers. Our “named executive officers” are the individuals who served as our chief executive officer and our chief financial officer and our three other most highly compensated executive officers for fiscal 2008. Information regarding the compensation of our named executive officers is provided under the heading “Executive Compensation” following this section.

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to lead our Company to achieve increased stockholder value over the long term and reflects the Compensation Committee’s belief that executive compensation should seek to align the interests of the Company’s executives and key employees with those of our stockholders. Our compensation program is also designed to differentiate compensation based upon individual contributions and performance.

In setting compensation, the Compensation Committee seeks to provide a competitive package to our executives to ensure that our compensation practices do not put the Company at a competitive disadvantage in retaining and attracting executives, within a cost structure appropriate for our Company.

Compensation Program Review

In fiscal 2007, the Compensation Committee undertook a comprehensive review of the Company’s compensation program for its executive officers. At the direction and with the approval of the Compensation Committee, the Company retained Strategic Apex Group, an independent compensation consulting firm, to assist the Compensation Committee in its review of the Company’s executive compensation program. The engagement of Strategic Apex Group was based, in part, on prior consulting services performed by this firm for the Company and its familiarity with the Company and its compensation programs.

Strategic Apex Group prepared a study of the Company’s executive compensation program, including base salary and annual and long-term incentive compensation, in comparison to the executive compensation offered by similarly situated public companies. The comparable public companies included other public industrial equipment companies, with median revenues of $85 million, median net income of $6.3 million, and median market capitalization of $154 million. The 14 companies in the survey group were:

•	American Ecology

•	Dynamic Materials

•	Ecology and Environment

•	Gencor Industries

•	Key Technology

•	Omega Flex Inc.

•	Portec Rail Products

•	CECO Environmental

•	Eastern Co.

•	Fuel Tech Inc.

•	Hirsch International

•	Met-Pro Corp

•	Perma Fix Environmental

•	Sun Hydraulics

In July 2007, the Compensation Committee completed its evaluation of the Company’s executive compensation program. The results of that review indicated that our executive compensation program was not competitive in several respects with those offered by similarly situated public companies. In an effort to improve our ability to attract and retain executive talent and to more closely align the interests of our executive officers with our stockholders, Strategic Apex Group made recommendations to the Compensation Committee. Based in part on the recommendations of Strategic Apex Group, the Compensation Committee made changes to the Company’s compensation programs for fiscal 2008. Each of these changes is discussed below.

The Compensation Committee will continue to review the elements of our executive compensation program, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our executive officers.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation in the form of equity awards;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary.  The base salary for each of our executive officers is paid in cash and represents the fixed portion of their total compensation. The base salary for each of our executive officers is determined annually by the Compensation Committee. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company. In setting base salaries for our executive officers, the Compensation Committee also seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similarly situated public companies.

At the request of the Compensation Committee, Peter J. Burlage, our President and Chief Executive Officer, makes annual recommendations with respect to changes in base salary for our executive officers, other than himself, as well as for other members of senior management. However, none of our executive officers participates in the Compensation Committee’s decisions regarding the base salaries of any executive officer.

Annual Incentive Compensation.  The Compensation Committee believes annual incentive compensation should be a key element of the total compensation of each executive officer. The Compensation Committee also believes that placing a portion of executive compensation at risk each year appropriately motivates executives to achieve the Company’s financial and other objectives, thereby enhancing stockholder value. As an executive progresses to greater levels of responsibility within the Company, the Compensation Committee believes that annual incentive compensation should represent an increasing portion of potential total compensation.

Based in part on the recommendation of Strategic Apex Group, the Compensation Committee approved an annual incentive compensation program for the Company’s executive officers effective beginning in fiscal 2008. This program is administered by the Compensation Committee. Awards under the program are paid annually, in the form of a cash bonus, following the completion of the audit of the Company’s financial statements for the preceding fiscal year.

The Compensation Committee establishes annually the performance metrics and performance goals that must be achieved for an executive officer to earn annual incentive compensation. In establishing performance metrics for each of our executive officers, the Compensation Committee considers both Company objectives and business unit objectives, as well as the responsibilities of the executive officer as a leader of the Company and, if applicable, the leader of a business unit. For each executive officer, performance metrics may include Company goals only, or may include a combination of Company and business unit goals.

Once performance metrics are established, the Compensation Committee then sets threshold and target performance goals, as well as stretch goals, for each metric. In establishing these performance goals, the Compensation Committee considers various factors, including, for example, historical earnings and revenues, backlog and industry and general economic conditions.

The Compensation Committee assesses the performance of the Company by comparing the actual fiscal year results to the pre-determined performance goals for each metric, and an overall percentage amount for the achievement of the performance metrics is calculated.

In approving annual incentive compensation payouts, the Compensation Committee may apply discretion to the amounts that otherwise would be payable based upon Company performance.

The Compensation Committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. While not anticipated, the Compensation Committee would expect to consider any restatement in establishing incentive and other compensation awards for executives in future periods.

Long-Term Equity Incentive Compensation.  Our equity incentive plans are designed to provide incentive compensation to executive officers. These awards are designed to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance. These plans are administered by the Compensation Committee.

Under our equity incentive plans, the Compensation Committee may issue various types of equity awards, including stock options, restricted stock, restricted stock units, performance shares and performance units. The availability of these various types of equity awards affords the Compensation Committee the flexibility to design equity awards that are responsive to the Company’s business needs and advance the interests and long-term success of the Company. As of October 3, 2008, there are 1,719,242 shares of common stock available for future awards under our equity incentive plans. The Compensation Committee believes that this number of available shares is adequate to meet the objectives of our long-term equity incentive compensation program for executive officers for the next several years.

The Company has historically granted a mix of restricted stock and stock options under our equity incentive plans. In each of the prior two fiscal years, the Compensation Committee has used restricted stock to provide long-term incentive compensation to our executive officers. These restricted stock awards typically vest ratably over four years beginning on the first anniversary of the grant date. The Compensation Committee views these awards as a means to encourage management retention as these awards both vest over a period of time and provide a form of compensation that we believe is competitive with that offered by similarly situated public companies. Options granted to executive officers under our equity incentive plans typically vest ratably over four years beginning on the first anniversary of the grant date. Options granted under our equity incentive plans are required to have an exercise price of not less than the fair market value of our common stock on the grant date. All option grants that have been awarded under our equity incentive plans are “non-qualified” stock options, providing us with the ability to realize tax benefits upon the exercise of these awards.

When granting equity-based incentive awards, the Compensation Committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings, as well as other events or circumstances that have not been publicly announced that may be deemed material to the Company, our stockholders and other investors.

The Compensation Committee intends to make compensation decisions so that our executive officers receive a total compensation package that is competitive and has a component that is at risk. The increase in the value of equity awards is directly linked to an increase in stockholder return, subject to continued employment by our executives with respect to unvested equity awards. The Compensation Committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Employee Benefits.  We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We currently match up to 4% of eligible compensation for participating employees, subject to limitations under applicable law. Prior to January 1, 2008, we matched up to 2% of eligible compensation. Our executive officers and other employees are immediately vested in Company contributions to this plan. We provide health, life and other insurance benefits to our executive officers on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits.  We currently have employment agreements with three of our named executive officers, Peter J. Burlage, Sean McMenamin and David Taylor. Among other things, the agreements provide these executive officers with severance compensation consisting of base salary for a period of nine months (12 months for our President and Chief Executive Officer) in the event that an executive’s employment is terminated by us without cause. If, following a change in control, our President and Chief Executive Officer is terminated other than for cause, death or disability, or he terminates his employment for specified reasons, he is entitled to receive a cash severance payment equal to 150% of his current annualized salary plus any bonus paid in the fiscal year preceding the termination date. These employment agreements also prohibit the terminated executive from engaging in activities that are competitive with our business for 12 months following his termination. Additional information regarding the employment agreements with our named executive officers is provided under the heading “Executive Compensation — Employment Agreements” following this section.

Under the terms of our equity incentive plans and the related award agreements, unvested restricted stock and stock option awards become fully vested upon a change in control of the Company.

The Compensation Committee believes that these benefits are advisable and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by other similarly situated public companies. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time and therefore these benefits address a valid concern, making an executive position with our Company more attractive.

Executive Perquisites.  The Company provides life insurance and long-term disability insurance to our executive officers on the same basis as our other full-time employees. The Company also provides an automobile and pays social club membership dues for our President and Chief Executive Officer based on our historical practices. No other executive officer receives these benefits. Given that perquisites provided to our executive officers do not represent a significant portion of their total compensation, the availability of these benefits does not materially influence the decisions made by the Compensation Committee with respect to other elements of compensation received by our executive officers. A description of the perquisites received by our named executive officers during fiscal 2008 is provided under the heading “Executive Compensation — All Other Compensation” following this section.

Stock Ownership Guidelines.  The Compensation Committee encourages ownership of our common stock by our executive officers and other key employees. In each of the prior two fiscal years the Compensation Committee has granted an annual long-term incentive compensation award to our executive officers in the form of restricted stock to increase share ownership by management. However, we currently do not have a policy that requires our executive officers to own a specific number of, or dollar value in, shares of our common stock, nor do we require our executive officers to retain any specific percentage of any restricted stock award upon vesting or shares received upon exercise of options.

Tax “Gross-Up” Payments.  We generally do not provide, and no executive officer is entitled to receive, tax “gross-up” payments in connection with compensation, severance, perquisites or other benefits provided by the Company. However, Charles G. Mogged did receive a “gross up” payment in fiscal 2008 for taxes incurred with respect to our reimbursement of his relocation expenses in connection with his acceptance of employment with the Company.

Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation” under Section 162(m). Option awards granted under our equity incentive plans are intended to qualify as “performance based compensation.” The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. Based on current compensation levels, the Compensation Committee presently believes that no action is necessary at this time. The Compensation Committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

Fiscal 2008 Compensation

Base Salary.  At its July 2007 meeting, the Compensation Committee considered adjustments to base salaries for our named executive officers for fiscal 2008, and recommended that the Board of Directors approve those adjustments effective as of January 1, 2008. In July 2007, the Board of Directors approved increases to named executive officer base salaries as shown in the table below.

	Fiscal 2007	Fiscal 2008		Percentage
Name and Principal Position	Base Salary(1)	Base Salary(1)	Increase	Increase

Peter J. Burlage President and Chief Executive Officer	$275,000	$300,000	$25,000	9.1%
Henry G. Schopfer Chief Financial Officer	215,000	225,000	10,000	4.7%
David Taylor Vice President, Separation Systems	150,000	155,000	5,000	3.3%
Sean McMenamin Vice President, Environmental Systems	145,000	155,000	10,000	6.9%
Charles G. Mogged(2) Vice President, Manufacturing & Supply Chain Management	—	155,000	—	—

(1)	Amounts reflect increase in salaries effective January 1 of the fiscal year.

(2)	Mr. Mogged joined the Company in July 2007. His base salary above was determined based upon discussions with him in connection with his joining the Company.

For fiscal 2008, base salary adjustments were made in part based on recommendations provided by Strategic Apex Group. The results of the study conducted by Strategic Apex Group indicated that the base salaries paid to certain of our named executive officers were not competitive with those offered by similarly situated public companies. Strategic Apex Group made base salary recommendations to the Compensation Committee based on the results of its study that were intended to bring the base salaries of our named executive officers more in line with base salaries paid by similarly situated public companies.

In addition to the recommendations made by Strategic Apex Group, the Compensation Committee considered the mix of each executive officer’s total compensation opportunity and the total compensation opportunity of each executive officer in relation to the other executive officers. The Compensation Committee further adjusted the base salaries of our executive officers to equitably compensate those executive officers who have similar responsibilities with the Company’s business units.

Annual Incentive Awards.  Based in part on the recommendation of Strategic Apex Group, in July 2007, the Compensation Committee recommended, and the Board approved, an annual incentive compensation program effective beginning in fiscal 2008. Under the program, our named executive officers were eligible to earn cash bonuses if the Company achieved certain threshold performance goals with respect to performance metrics established by the Compensation Committee for each of our named executive officers.

In establishing the performance metrics and performance goals for the 2008 annual incentive compensation program, the Compensation Committee considered the trend in Company net earnings and business unit operating income, Company and business unit revenues for fiscal 2005 through fiscal 2007, backlogs for the Company and each of its business units and the global business environment in which the Company and each of its business units operate.

For fiscal 2008, the incentive compensation program approved for Mr. Burlage, our President and Chief Executive Officer, Mr. Schopfer, our Chief Financial Officer, and Mr. Mogged, our Vice President, Manufacturing & Supply Chain Management, was based upon achievement of performance metrics related to Company net earnings and revenues, with each metric weighted 75% and 25%, respectively. The Compensation Committee believed that Company level performance was an appropriate measure for annual incentive compensation purposes for Mr. Burlage and Mr. Schopfer because of their roles as leaders of the Company as a whole, rather than with respect to any one business unit. Similarly, the Compensation Committee believed that Company level performance was an appropriate measure for Mr. Mogged because of his responsibility over manufacturing operations for each of the Company’s business units.

The following table sets forth the threshold, target and stretch performance goals and the weight of each performance metric approved by the Compensation Committee for these named executive officers.

		Performance Goals (In millions)
Performance Metrics	Weight	Threshold	Target	Stretch

Net earnings	75%	$9,720	$10,800	$14,000
Revenues	25%	99,270	110,300	125,100

The table below sets forth the potential cash payout, as a percentage of base salary, for fiscal 2008 under the annual incentive compensation program for each of Mr. Burlage, Mr. Schopfer and Mr. Mogged. Annual incentive compensation payouts are pro-rated for actual performance that exceeds threshold goals, but is below target goals, or exceeds target goals, but is less than stretch goals.

Payout
Performance Goals		(% of Base Salary)
Net Earnings (75%)	Revenues (25%)	CEO	CFO	VP - MFG

Below Threshold Goal	Below Threshold Goal	None	None	None

Threshold Goal or above	Threshold Goal or above	30% - 59%	20% - 39%	20% - 29%
(but below Target Goal)	(but below Target Goal)

Target Goal or above	Target Goal or above	60% - 113%	40% - 69%	30% -69%
(but below Stretch Goal)	(but below Stretch Goal)

Stretch Goal	Stretch Goal	114%	70%	70%

For fiscal 2008, the annual incentive compensation program approved for each of our other named executive officers was based 50% upon achievement of the Company performance metrics described above and 50% upon achievement of performance metrics related to operating income and revenue targets established for each officer’s business unit. Similar to the Company level performance metrics, the business unit metrics were weighted 75% for achievement of operating income targets and 25% for revenue targets. The inclusion of business unit performance metrics for our other named executive officers reflects their respective roles as leaders of a business unit and executives of the Company.

The tables below set forth the weight of each performance metric and the potential cash payout, as a percentage of base salary, approved by the Compensation Committee for the other named executive officers for fiscal 2008 under the annual incentive compensation program.

Corporate Measures (50% of Total)

Performance Goals		Payout
Net Earnings (75%)	Revenues (25%)	(% of Base Salary)

Below Threshold Goal	Below Threshold Goal	None

Threshold Goal or above	Threshold Goal or above	10% - 19%
(but below Target Goal)	(but below Target Goal)

Target Goal or above	Target Goal or above	20% - 34%
(but below Stretch Goal)	(but below Stretch Goal)

Stretch Goal	Stretch Goal	35%

Business Unit Measures (50% of Total)

Performance Goals		Payout
Operating Income (75%)	Revenues (25%)	(% of Base Salary)

Below Threshold Goal	Below Threshold Goal	None

Threshold Goal or above	Threshold Goal or above	10% - 19%
(but below Target Goal)	(but below Target Goal)

Target Goal or above	Target Goal or above	20% - 34%
(but below Stretch Goal)	(but below Stretch Goal)

Stretch Goal	Stretch Goal	35%

For fiscal 2008, the Company achieved net earnings of $8.4 million and revenues of $140.5 million. As a result, the annual incentive compensation earned by our named executive officers was based upon Company performance that exceeded the target performance goals, but was below the stretch goals. Additionally, the annual incentive compensation earned by Mr. McMenamin was based, in part, upon the performance of our environmental systems business unit, which exceeded the target performance goals, but was below the stretch goals. The annual incentive compensation earned by Mr. Taylor was based, in part, upon the performance of our separation systems business unit, which exceeded the threshold performance goals, but was below the target goals.

In approving the actual payouts to our named executive officers, the Compensation Committee excluded the effects of the Company’s acquisition of Nitram Energy, Inc., which was completed in April 2008. In particular, the Compensation Committee excluded the results of operations attributable to Nitram from the acquisition date through June 30, 2008, expenses associated with the integration of Nitram into our existing operations and interest expense associated with our indebtedness incurred in connection with the acquisition. These items were excluded in determining the actual payouts because they were not taken into consideration when the Compensation Committee established the fiscal 2008 performance goals.

The Compensation Committee also had the authority to apply discretion to the amounts that otherwise would have been payable based on the 2008 performance of the Company and its business units. For fiscal 2008, the program provided that the Compensation Committee could exercise its discretion to increase any payout by 5% or decrease any payout to zero. The Compensation Committee did not exercise its discretion to adjust the fiscal 2008 payout payable based on the Company’s performance in 2008.

The cash amount that each of our named executive officer received as 2008 annual incentive compensation is set forth in the Summary Compensation Table below under the Non-Equity Incentive Plan Compensation column. As a percentage of each named executive officer’s fiscal 2008 base salary, the cash bonuses represent for Mr. Burlage, 64.2%; for Mr. Schopfer, 41.3%; for Mr. Mogged, 31.0%; for Mr. Taylor, 38.9%; and for Mr. McMenamin, 55.7%.

Long-Term Incentive Compensation.  In July 2007, the Compensation Committee recommended, and the Board of Directors approved, restricted stock grants to our executive officers consistent with the Company’s practice of granting annual long-term incentive compensation awards. The long-term incentive awards approved for fiscal 2008 were based in part on the recommendation of Strategic Apex Group.

The number of shares of restricted stock granted to each named executive officer was determined by (a) multiplying the executive officer’s base salary (effective as of January 1, 2008) by a long-term incentive award percentage, and (b) dividing the product by the Company’s closing stock price on the grant date, which was July 11, 2007. In establishing the award percentages, the Compensation Committee compared the total compensation opportunity of the executive officers to that offered for comparable positions at similarly situated public companies and the total compensation opportunity of each executive officer in relation to the other executive officers, as well as the long-term incentive compensation offered as part of the total compensation opportunity.

The following table sets forth the fiscal 2008 long-term incentive compensation award as a percentage of base salary, the number of shares of restricted stock granted to the named executive officers and the aggregate value of the awards at the time of grant.

	Long-Term Incentive	Number of Shares
	Award Percentage	of Restricted	Aggregate Value
Name	(% of Base Salary)	Stock Granted	on Grant Date

Peter J. Burlage	70%	19,472	$209,908
Henry G. Schopfer	80%	16,690	179,918
David Taylor	40%	5,748	61,963
Sean McMenamin	40%	5,748	61,963
Charles G. Mogged	45%	6,000	69,270

Additional information regarding the long-term incentive compensation received by our named executive officers in fiscal 2008 is provided below under the heading “Executive Compensation — Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for fiscal 2008 and fiscal 2007.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total

Peter J. Burlage	2008	$287,500	$—	$104,495	$12,671	$192,600	$18,936	$616,202
President and Chief Executive Officer	2007	252,308	—	47,333	16,639	78,729	30,506	425,515
Henry G. Schopfer	2008	220,000	—	51,225	7,880	92,970	7,057	379,132
Chief Financial Officer	2007	211,500	—	3,122	7,668	61,234	6,345	289,869
David Taylor	2008	152,500	—	20,487	10,701	60,233	3,817	247,738
Vice President, Separation Systems	2007	149,808	—	2,497	14,722	52,486	3,268	222,781
Sean McMenamin	2008	150,000	—	22,985	4,571	86,273	3,549	267,378
Vice President, Environmental Systems	2007	135,000	—	3,747	5,502	52,486	2,881	199,616
Charles G. Mogged(5)	2008	149,038	25,000	14,431	—	48,035	62,084	298,588
Vice President, Manufacturing & Supply Chain Management

(1)	For Mr. Mogged, the bonus amount represents a signing bonus of $25,000 paid in connection with the commencement of his employment with the Company.

(2)	Represents the expense recognized for financial statement reporting purposes for fiscal 2008, in accordance with Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) (“FAS 123R”), with respect to (a) shares of restricted stock (under the Stock Awards column), and (b) stock options (under the Option Awards column). Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note M to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008, for information regarding the assumptions made in determining these values.

(3)	Represents the cash amount paid to our named executive officers under our annual incentive compensation program for fiscal 2008.

(4)	For fiscal 2008, includes compensation as described under “All Other Compensation” below.

(5)	Mr. Mogged joined the Company in July 2007.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for fiscal 2008 in the Summary Compensation Table above.

	Company
	401(k)		Car
Name	Contributions	Insurance(1)	Allowance(2)	Other		Total

Peter J. Burlage	$6,913	$288	$6,351	$5,384	(3)	$18,936
Henry G. Schopfer	5,229	1,828	—	—		7,057
David Taylor	3,611	206	—	—		3,817
Sean McMenamin	3,348	201	—	—		3,549
Charles G. Mogged	715	466	—	60,903	(4)	62,084

(1)	Includes premiums paid by the Company for life insurance and long-term disability insurance.

(2)	Represents use by Mr. Burlage of Company-owned vehicle.

(3)	Represents club membership fees paid by the Company on behalf of Mr. Burlage.

(4)	Includes $39,648 for reimbursement of relocation expenses to Mr. Mogged, and $21,255 for gross-up of tax payments associated with these expenses.

Equity Incentive Plans

Our equity incentive plans include our 2007 Stock Incentive Plan (the “2007 Incentive Plan”), our 2001 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “2001 Incentive Plan”) and our 1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “1995 Incentive Plan”). The 2007 Incentive Plan was approved by our stockholders at our 2007 Annual Meeting of Stockholders in November 2007. The 2001 Incentive Plan and 1995 Incentive Plan were also previously approved by our stockholders. Each of these equity incentive plans is administered by our Compensation Committee. Pursuant to the terms of the 2007 Incentive Plan, no further awards will be made under the 2001 Incentive Plan or the 1995 Incentive Plan. Outstanding awards under the 2001 Incentive Plan and the 1995 Incentive Plan remain in effect in accordance with their terms.

The 2007 Incentive Plan permits awards in the form of stock options, restricted stock, restricted stock units, performance shares and performance units. As of October 3, 2008, the maximum remaining number of shares of our common stock that may be issued pursuant to equity awards under the 2007 Incentive Plan is 1,719,242 shares. Options granted under the 2007 Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date.

Agreements evidencing awards provide for accelerated vesting upon a change in control of our Company. Under the award agreements, a change in control is defined generally as (a) the acquisition by any person, entity or group of 50% or more of our voting stock, (b) a change in our Board of Directors where a majority of our Board of Directors ceases to be comprised of incumbent directors, (c) a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of our assets, unless the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity, or (d) approval by our stockholders of a complete liquidation or dissolution of the Company.

Grants of Plan-Based Awards

The following table contains information regarding plan-based awards granted to our named executive officers during fiscal 2008 under the Company’s annual incentive compensation program and annual long-term incentive compensation plan. In this table, the annual incentive compensation program is abbreviated “AIC” and awards under the annual long-term incentive compensation plan are abbreviated “LTI.” Additionally, payouts associated with stretch performance goals under our annual incentive compensation program are referred to as “Maximum” in the following table to conform the presentation of this table with SEC regulations.

						All Other
						Stock	Grant
			Estimated Future Payouts			Awards:	Date Fair
			Under Non-Equity			Number of	Value of Stock
			Incentive Plan Awards(1)			Shares of	and Option
Name	Type	Grant Date	Threshold	Target	Maximum	Stock(2)	Awards(3)

Peter J. Burlage	AIC	07/11/2007	$90,000	$180,000	$342,500
	LTI	07/11/2007				19,472	$209,908
Henry G. Schopfer	AIC	07/11/2007	45,000	90,000	157,500
	LTI	07/11/2007				16,690	179,918
David Taylor	AIC	07/11/2007	31,000	62,000	108,500
	LTI	07/11/2007				5,748	61,963
Sean McMenamin	AIC	07/11/2007	31,000	62,000	108,500
	LTI	07/11/2007				5,748	61,963
Charles G. Mogged	AIC	09/19/2007	31,000	48,050	108,500
	LTI	09/19/2007				6,000	69,270

(1)	Represents the potential payout for annual cash incentive compensation. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Fiscal 2008 Compensation — Annual Incentive Awards.” Actual amounts of annual cash incentive compensation earned in fiscal 2008 by our named executive officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents number of shares of restricted stock granted to our named executive officers as annual long-term incentive compensation. These restricted stock awards vest ratably over a four-year beginning on the first anniversary of the grant date. The number of shares has been adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008.

(3)	Represents the grant date value, in accordance with FAS 123R, of the shares of restricted stock granted to our named executive officers in fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock awards held by our named executive officers that were outstanding as of June 30, 2008.

	Option Awards(1)				Stock Awards(1)
	Number of	Number of			Number of
	Securities	Securities			Shares	Market Value
	Underlying	Underlying			of Stock	of Shares
	Unexercised	Unexercised	Option	Option	That Have	of Stock
	Options-	Options-	Exercise	Expiration	Not	That Have Not
Name	Exercisable	Unexercisable(2)	Price	Date	Vested(3)	Vested(4)

Peter J. Burlage	16,000	—	$1.58	01/17/11
	16,000	—	4.88	11/20/11
	16,000	—	3.16	11/19/13
	9,000	3,000	3.63	02/03/15
	6,000	6,000	4.60	01/11/16
					43,972	$1,030,264

Henry G. Schopfer	8,000	8,000	4.60	01/11/16
					19,690	461,337

David Taylor	6,000	—	1.58	01/17/11
	—	3,000	3.63	02/03/15
	4,000	4,000	4.60	01/11/16
					8,148	190,908

Sean McMenamin	4,000	—	3.16	11/19/13
	4,000	4,000	4.60	01/11/16
					9,348	219,024

Charles G. Mogged	—	—	—	—
					6,000	140,580

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	All outstanding options vest 25% each year commencing on the first anniversary of the grant date.

(3)	The number of shares of restricted stock that have not vested include:

• For Mr. Burlage, 20,000 shares vesting ratably in November 2008 and 2009;

• Shares vesting ratably in January 2009, 2010 and 2011: for Mr. Burlage, 4,500 shares; for Mr. Schopfer, 3,000 shares, for Mr. Taylor, 2,400 shares; and for Mr. McMenamin, 3,600 shares.

• Shares vesting ratably in July 2008, 2009, 2010 and 2011: for Mr. Burlage, 19,472 shares; for Mr. Schopfer, 16,690 shares; and for Messrs. Taylor and McMenamin, 5,748 shares; and

• For Mr. Mogged, 6,000 shares vesting ratably in September 2008, 2009, 2010 and 2011.

(4)	Represents the value of the shares of restricted stock at $23.43 per share, the closing price of our common stock on June 30, 2008.

Option Exercises and Stock Vested

The following table contains information regarding the acquisition of our common stock by our named executive officers upon the exercise of stock options and vesting of restricted stock during fiscal 2008.

	Option Awards(1)		Stock Awards(1)
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(2)	on Vesting	on Vesting(3)

Peter J. Burlage	0	$0	11,500	$221,460
Henry G. Schopfer	0	0	1,000	18,640
David Taylor	41,000	673,132	800	14,912
Sean McMenamin	0	0	1,200	22,368
Charles G. Mogged	0	0	0	0

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	Represents the difference between the market price of our common stock at the time of exercise and the exercise price of the stock options.

(3)	Based on the closing price of our common stock on the applicable vesting date.

Employment Agreements

We have employment agreements with three of our named executive officers, Mr. Burlage, Mr. Taylor and Mr. McMenamin. These agreements expire in February 2009, October 2009 and January 2009, respectively, unless extended. The term of Mr. Burlage’s employment agreement is automatically extended for an additional one-year term unless he or the Company provides notice not to extend the term at least 150 days prior to the expiration date. Mr. Burlage’s employment agreement provides for an annual base salary of not less than $275,000.

These employment agreements also provide benefits in the event the executive officer’s employment is terminated under the circumstances described below.

Termination Without Cause.  If we terminate the employment of Mr. Burlage, Mr. Taylor or Mr. McMenamin without cause, the terminated executive officer will be entitled to receive a lump sum payment equal to 75% (100% for Mr. Burlage) of his then-current base salary less the amount of salary paid from the date of notice of his termination to the effective date of his termination.

An executive officer is deemed to have been terminated without cause if terminated by us for any reason other than:

•	death or disability;

•	conviction of a felony;

•	actions that reflect unfavorably upon the Company’s public image;

•	failure to substantially perform his duties;

•	misconduct that harms the Company;

•	failure to comply with instructions of our Board of Directors; or

•	violation of the Company’s policies or procedures.

Disability.  Each of Mr. Burlage, Mr. Taylor and Mr. McMenamin is entitled to his then-current monthly salary for a period of six months in the event we terminate his employment due to a disability.

Good Reason.  Each of Mr. McMenamin and Mr. Taylor are entitled to severance compensation if he terminates his employment upon 30 days notice for any of the reasons set forth below; provided that, as of the date of termination, the reason for termination has continued to occur for 30 days.

•	a material adverse change in the nature or scope of duties;

•	a material adverse change in the method of calculating bonus or a significant reduction in other benefits;

•	the executive officer is unable to carry out or is substantially hindered from carrying out his duties as a result of a change in circumstances or Company policies; or

•	relocation outside the Dallas-Fort Worth metropolitan area.

Under these circumstances, Mr. McMenamin and Mr. Taylor would be entitled to a lump sum payment equal to 25% of his then-current base salary (less the amount of salary he received from the date of notice of his termination to the effective date of his termination) and a prorated portion of his annual incentive bonus.

Mr. Burlage is not entitled to benefits if he terminates his employment for good reason, except following a change in control of the Company, as described below.

Change in Control.  If the Company terminates the employment for Mr. Burlage within one year following a change in control of the Company for any reason other than for cause, death or disability, or Mr. Burlage terminates his employment with the Company for good reason following a change in control, then Mr. Burlage is entitled to a cash severance payment equal to 150% of the sum of his then-current annualized salary and any bonus paid in the preceding fiscal year. Additionally, Mr. Burlage would be entitled to the continuation of his health and welfare benefits for one year following the date of termination.

A change in control is defined as:

•	a sale of all or substantially all of the Company’s assets;

•	a merger or consolidation of the Company with or into another company; or

•	a sale, transfer and/or acquisition of a majority of shares of our common stock to any person or entity.

Good reason is defined as:

•	an adverse change in position or duties;

•	a reduction in base salary;

•	an adverse change in the method of calculating bonus or incentive compensation or a significant reduction in other benefits;

•	a breach of the employment agreement;

•	the executive officer is unable to carry out or is substantially hindered from carrying out his duties as a result of a change in circumstances or Company policies; or

•	relocation outside the Dallas-Fort Worth metropolitan area.

The employment agreements for Mr. Taylor and Mr. McMenamin do not provide for additional benefits in connection with a change in control of the Company.

Obligations of Executive Officers.  Each of Mr. Burlage, Mr. Taylor, and Mr. McMenamin has agreed during the term of his employment and for one year following termination of his employment by us for any reason not to engage in any business competitive with us or solicit our employees, customers, or suppliers without our prior written consent.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would become payable to each of our named executive officers under existing employment and equity award agreements and Company plans and policies if their employment had terminated on June 30, 2008, given the executive officer’s base salary as of that date and the closing price of our common stock on June 30, 2008. No named executive officer is entitled to receive any tax “gross-up” payment under any existing employment agreement or equity award. For additional information regarding the definitions of “cause” and “change in control,” see “ — Employment Agreements” and “ — Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

	Cash Severance	Acceleration of
	Payments	Equity Awards(1)	Total

Peter J. Burlage
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	300,000	0	300,000
Death	0	0	0
Disability	150,000	0	150,000
Retirement	0	0	0
Change in Control	568,094	1,202,644	1,770,783

Henry G. Schopfer
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control	0	611,977	611,977

David Taylor
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	86,066	0	86,066
Termination With Cause	0	0	0
Termination Without Cause	116,250	0	116,250
Death	0	0	0
Disability	77,500	0	77,500
Retirement	0	0	0
Change in Control	0	325,628	325,628

Sean McMenamin
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	112,106	0	112,106
Termination With Cause	0	0	0
Termination Without Cause	116,250	0	116,250
Death	0	0	0
Disability	77,500	0	77,500
Retirement	0	0	0
Change in Control	0	294,344	294,344

Charles G. Mogged
Voluntary Termination	$0	$0	$0
Voluntary Termination for Good Reason	0	0	0
Termination With Cause	0	0	0
Termination Without Cause	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control	0	140,580	140,580

(1)	Under the terms of the agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change in control, as defined in the award agreements. The dollar amounts in this column represent the value of unvested stock options and restricted stock at $23.43 per share, the closing price of our common stock on June 30, 2008.

Certain Relationships and Related Transactions

The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party includes one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s voting securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. Related party transactions involving $100,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to pre-approve related party transactions in which the aggregate amount involved is less than $500,000 in circumstances in which it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources, and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hanks, McCashin, Mulford and Westerman served on the Compensation Committee for all of fiscal 2008. None of these directors is or ever has been an officer or employee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

R. Clayton Mulford (Chair)
Kenneth R. Hanks
Robert McCashin
Howard G. Westerman, Jr.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information regarding our equity compensation plans in effect as of June 30, 2008.

	Number of Securities		Number of Securities
	to be Issued	Weighted-Average	Remaining Available
	Upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights(1)	Warrants and Rights(1)	Compensation Plans(1)

Equity compensation plans approved by security holders(2)	207,948	$3.749	1,776,000
Equity compensation plans not approved by security holders	—	—	—

Total	207,948	$3.749	1,776,000

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	Includes the Company’s 2007 Incentive Plan, 2001 Incentive Plan and 1995 Incentive Plan. Pursuant to the terms of the 2007 Incentive Plan, no further awards will be made under the 2001 Incentive Plan or the 1995 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The tables below set forth information regarding the beneficial ownership of our common stock as of October 3, 2008 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each beneficial owner of more than 5% of our outstanding common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 13,080,134 shares of common stock outstanding as of October 3, 2008. Each share of common stock is entitled to one vote. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

Directors and Named Executive Officers

	Number	Percentage of
Name of Beneficial Owner	of Shares(1)	Outstanding Shares

Sherrill Stone	80,000	*
Peter J. Burlage(2)(3)	58,323	*
Kenneth R. Hanks(2)	12,000	*
Robert McCashin	8,000	*
R. Clayton Mulford(2)	12,000	*
Howard G. Westerman, Jr.	16,000	*
Henry G. Schopfer(2)(3)	30,822	*
David Taylor(2)(3)	19,258	*
Sean McMenamin(2)(3)	18,656	*
Charles G. Mogged(3)	13,748	*
All directors and executive officers as a group (12 persons)	339,472	2.6%

*	Less than 1%.

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	Includes shares of Company common stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days after October 3, 2008 as follows: Mr. Burlage (63,000 shares), Mr. Hanks (4,000 shares), Mr. Mulford (4,000 shares), Mr. Schopfer (8,000 shares), Mr. Taylor (10,000 shares) and Mr. McMenamin (8,000 shares).

(3)	Includes shares of restricted stock for which the named executive officer has sole voting power, but no dispositive power, as follows: Mr. Burlage (46,998 shares), Mr. Schopfer (18,900 shares), Mr. Taylor (8,458 shares), Mr. McMenamin (9,658 shares) and Mr. Mogged (4,500 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the SEC by such person or entity, except that percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on October 3, 2008.

		Percentage of
	Number	Outstanding
Name of Beneficial Owner	of Shares(1)	Shares

Brown Advisory Holdings Incorporated(2)	4,122,804	31.5%
Royce & Associates(3)	834,800	6.4%
David P. Cohen(4)	663,844	5.1%

(1)	Adjusted for the two-for-one stock exchange effected in connection with the Company’s holding company reorganization in August 2008 and the two-for-one stock split in June 2007.

(2)	According to a Schedule 13G filed with the SEC by Brown Advisory Holdings Incorporated on February 11, 2008, (“BAHI”), BAHI, in its capacity as a parent holding company, has shared dispositive power, but no voting power, over 4,119,204 shares of common stock owned by clients of Brown Advisory Securities, LLC, and sole dispositive power, but no voting power, over 3,600 shares of common stock owned by clients of Brown Investment Advisory & Trust Company. The address for BAHI is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(3)	According to a Schedule 13G filed with the SEC by Royce & Associates, LLC (“R&A”) on August 7, 2008, R&A has sole dispositive and voting power over 834,800 shares of common stock. The address for R&A is 1414 Avenue of the Americas, New York, New York 10019.

(4)	According to a Schedule 13G filed jointly with the SEC by David P. Cohen, Athena Capital Management, Inc. (“ACM”) and Minerva Group, LP (“MG”) on February 11, 2008, Mr. Cohen and ACM have shared voting and shared dispositive power over 343,864 shares of common stock, and Mr. Cohen and MG have sole voting and sole dispositive power over 319,980 shares of common stock. The address for Mr. Cohen, ACM and MG is 50 Monument Road, Suite 201, Baja Cynwyd, Pennsylvania 19004.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. In carrying out its responsibilities, the Audit Committee, among other things:

•	monitors the integrity of the financial reporting process, systems of internal controls, and financial statements and reports of the Company;

•	appoints, compensates and oversees the Company’s independent registered public accounting firm, including reviewing the independence of the independent registered public accounting firm;

•	reviews and approves all audit and non-audit services; and

•	oversees the Company’s compliance with legal and regulatory requirements.

The Audit Committee held seven meetings during fiscal 2008, with all members in attendance at all meetings. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all its responsibilities and duties. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm, which are held outside the presence of the Company’s management.

In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements of the Company for the 2008 fiscal year and met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm has represented to the Audit Committee that the audit of the Company’s consolidated financial statements has been performed in accordance with generally accepted auditing standards.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communication), which includes among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The independent registered public accounting firm also provided the Audit Committee with written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified, supplemented or amended, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with the independent registered public accounting firm its independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm as described above, and upon its review of the representations of management and the independent registered public accounting firm and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Kenneth R. Hanks (Chair)
Robert McCashin
Howard G. Westerman, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection

Grant Thornton LLP has served as the Company’s independent registered public accounting firm since its initial appointment in 1967. The Audit Committee has appointed Grant Thornton as the Company’s independent registered public accounting firm for fiscal 2009. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the audit of the Company’s annual financial statements for fiscal years 2008 and 2007, and fees billed for other services rendered by Grant Thornton.

	Fiscal Year	Fiscal Year
	2008	2007

Audit Fees(1)	$423,328	$380,269
Audit-Related Fees(2)	26,800	—
Tax Fees	—	—
All Other Fees(3)	311,996	—

(1)	“Audit Fees” consist principally of fees for the audit of our consolidated annual financial statements, assessment of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, a statutory audit of our U.K. subsidiary and review of our consolidated interim financial statements and related filings.

(2)	“Audit-Related Fees” consist principally of fees for review of various statutory filings associated with our holding company reorganization.

(3)	“All Other Fees” consist principally of fees related to the acquisition of Nitram Energy, Inc. during fiscal 2008.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2008 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports regarding ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of the reports furnished to us, we believe our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements during the year ended June 30, 2008, except that each of Mr. Burlage, Mr. Schopfer, Mr. McMenamin, Mr. Segelhorst and Mr. Taylor inadvertently filed a late Form 4 related to a restricted stock award on July 11, 2007; and Mr. McMenamin inadvertently filed a late Form 4 related to a sale of common stock on May 27, 2008.

STOCKHOLDER PROPOSALS FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

If you would like to include a proposal in the Company’s proxy materials for the 2009 Annual Meeting of Stockholders, the proposal must be in writing and received by the Company’s Secretary at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 no later than June 12, 2009, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s Bylaws provide that any stockholder who desires to bring any business (including a nomination for the election to the board of directors) before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be received by the Company at the above address not less than 120 nor more than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting. To be timely, a notice to bring a proposal before the 2009 Annual Meeting of Stockholders must be received by the Company no earlier than May 13, 2009 and no later than June 12, 2008. The notice must describe the stockholder proposal and provide certain other information required by the Company’s Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Henry G. Schopfer
Secretary

Dallas, Texas
October 6, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

Please mark your votes as indicated in this example	☒

1.	ELECTION OF DIRECTORS WITH TERMS ENDING IN 2011:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

	Nominees:	☐	☐	☐
01	ROBERT McCASHIN
02	HOWARD G. WESTERMAN, JR.
(INSTRUCTIONS: To withhold nominee, authority to vote for any individual mark the “Exceptions” box above the space and write that nominee’s name in provided below.)
*Exceptions

THIS PROXY IS SOLICITED ON BEHALF ON THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

This proxy should be signed EXACTLY as your name(s) appear on this proxy card. Joint owners must EACH sign personally. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲
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PMFG, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2008
     The undersigned stockholder of PMFG, Inc. (the “Company”) does hereby constitute and appoint Sherrill Stone, Chairman of the Board of Directors of the Company, and Henry G. Schopfer, Chief Financial Officer and Secretary of the Company, as his, her or its proxy, with full power of substitution and re-substitution, to attend the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on Wednesday, November 19, 2008, at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, and any adjournment or postponement thereof, with full power to vote and act for the undersigned, in his, her or its name, and to vote all common stock of the Company held by him, her or it, to the same extent and with the same effect as the undersigned, in the manner specified below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 6, 2008, and in their discretion, on any other matters that may properly come before the Annual Meeting. The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report, each of which has been furnished herewith. The undersigned hereby revokes any other proxy previously given by him, her or it.
IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

34175